Exhibit 10.11
Advancing Your Success
Advances, Pledge and Security Agreement
Blanket Pledge
     This Advances, Pledge and Security Agreement (“Agreement”) is entered between H&R BLOCK BANK (“Member”), with principal offices at KANSAS CITY, MD , and the Federal Home Loan Bank of Des Moines (“Bank”), with principal offices in Des Moines, Iowa.
     WHEREAS, the Bank may from time to time make available extensions of credit to the Member (“Advances”), in accordance with the Federal Home Loan Bank Act, the regulations and directives of the Federal Housing Finance Board , the Confirmations issued hereunder, and the policies and procedures currently set forth in the Bank’s Member Products and Services Policy, as amended, superseded or replaced by the Bank’s Board of Directors from time to time, and the Bank’s Credit and Collateral Procedures, as amended, superseded replaced by the Bank’s management from time to time (collectively referred to herein as the “Member Policies and Procedures”);
     WHEREAS, member desires, from time to time, to obtain Advances from the Bank in accordance with the terms and conditions of this Agreement, the Confirmations issued hereunder and the Member Policies and Procedures; and
     WHEREAS, the Bank requires that all Advances, and all other indebtedness, arising from any and all obligations or liabilities of the Member to the Bank be secured pursuant to this Agreement, and the Member agrees to provide such security;
     NOW THEREFORE, for valuable consideration, intending to be legally bound, and with respect to each and every such Advance, the Bank and Member agree as follows:
Section 1. Applications. The Member shall request an Advance in such form as shall be specified by the Bank. Nothing contained in this Agreement or the Member Policies and Procedures shall be construed as an agreement or commitment by the Bank to grant any Advance hereunder. The Bank expressly reserves its right and power to either grant or deny in its sole discretion any Advance.
Section 2. Confirmation of Advance. Each Advance, and, except as otherwise provided, all other indebtedness, shall be evidenced by a writing or electronic record, in such form or forms as may be determined by the Bank from time to time (“Confirmation”), issued by the Bank to the

APSA-Blanket	1	April 2006

Member. The Member and the Bank shall be bound by the terms and conditions set forth herein, in the Confirmation and in the Member Policies and Procedures. Any inconsistencies between the terms and conditions of a Confirmation, this Agreement, or the Member Policies and Procedures, shall be resolved in favor of this Agreement.
Section 3. Payment to the Bank. The Member shall repay each Advance and make payments of interest thereon and any and all costs, expenses, fees and penalties relating thereto as specified herein and in the Member Policies and Procedures and the related Confirmation. All payments shall be made at the office of the Bank in Des Moines, Iowa, or at such other place as the Bank, or its successors or assigns, may from time to time appoint in writing.
The Member shall maintain in its demand deposit account(s) with the Bank (collectively, the “Demand Deposit Account”) an amount at least equal to the amounts then currently due and payable to the Bank on outstanding Advances. The Member hereby authorizes the Bank to debit the Demand Deposit Account for all amounts due and payable to the Bank on any Advance or other indebtedness. If the amount in the Demand Deposit Account is, at any time, insufficient to pay such due and payable amounts, the Bank may, without notice to the Member, apply any other funds or assets then in the possession of the Bank to the payment of such amounts.
Past due payments of principal, interest, or other amounts payable in connection with any Advance may, at the option of the Bank, bear interest until paid at a default rate that is 3% per annum higher than the then current rate being charged by the Bank for Advances.
Section 4. Creation of Security Interest in Collateral. As Collateral security for any and for any and all such Advances, Member assigns, transfers, pledges, and grants a security interest to the Bank, its successors as assigns, in all Mortgage Collateral, Securities Collateral, Deposits other collateral (as described in the Member Policies and Procedures and referred to herein collectively as “Collateral”) now or hereafter acquired by the Member, and all proceeds thereof, provided, however, that the Member may freely dispose of Collateral that is not used to satisfy its collateral maintenance level as set forth below in B. With respect to the Collateral, Member undertakes and agrees as follows:
A. That such security interest shall extend to after acquired Collateral of a similar nature;
B. To keep and maintain an amount of such Collateral free and clear of pledges, liens, and encumbrances to others as is required to meet the Member’s collateral maintenance level. The “required Collateral Maintenance Level” means the amount of Collateral the Member is required to maintain to secure its Advances with the Bank as set forth and calculated in accordance with the Member Policies and Procedures;
C. That the Member shall be at liberty to use, commingle, and dispose of all or part of the Collateral, and to collect, compromise, and dispose of the proceeds of the Collateral without being required to account for the proceeds or replace the Collateral subject only to its obligation to meet its Collateral Maintenance Level as set forth above;

APSA-Blanket	2	April 2006

D. To assemble and deliver Collateral to the Bank or its authorized agents immediately upon demand of the Bank; and as specified by the Bank in the Member Policies and Procedures to pay for the safekeeping of Collateral as established by the Bank; and
E. To make, execute, and deliver to the Bank such assignments, endorsements, listings, powers, financing statements or other instruments as the Bank may reasonably request respecting such Collateral.
Without limitation of the foregoing, all tangible and intangible property heretofore assigned, transferred or pledged by the Member to the Bank as Collateral for Advances prior to the date hereof is hereby assigned, transferred and pledged to the Bank as Collateral hereunder.
Section 5. Assignment to Bank of Security Interests in Bank Stock. The Member hereby assigns, transfers and pledges to the Bank, its successors or assigns, all stock of the Federal Home Loan Bank of Des Moines owned by the Member as additional collateral security for payment of any and all indebtedness, whether in the nature of an Advance or otherwise, of the Member to the Bank, its successors and assigns.
Section 6. Covenants. The Member represents, warrants, and covenants to the Bank, which representations, warranties, and covenants shall be deemed to be repeated at all times until the termination of this Agreement:
A. No Event of Default, as defined in Section 9, with respect to the Member has occurred and is continuing or would occur as a result of the Member entering into or performing its obligations under this Agreement or any Advance.
B. The Member owns and has marketable title to the Collateral free and clear of any and all liens, claims, or encumbrances of any kind, and has the right and authority to grant a security interest in the Collateral and to subject all of the Collateral to this Agreement.
C. All of the Collateral meets the standards and requirements with respect thereto established by the Member Policies and Procedures.
D. The Member shall at all times maintain and accurately reflect the terms of this Agreement, including the Bank’s interest in Collateral, and all Advances and other indebtedness on its books and records.
E. The Member has the full power and authority and has received all corporate and governmental authorizations and approvals as may be required to enter into and perform its obligations under this Agreement and any Advance.
Section 7. Duty to Use Reasonable Care. In the event Member delivers Collateral to Bank or its agent pursuant to Section 4 above, the duty of the Bank with respect to said Collateral shall be solely to use reasonable care in the custody and preservation of the Collateral in its possession.

APSA-Blanket	3	April 2006

Section 8. Additional Security. Member shall assign additional or substituted Collateral for Advances at any time the Bank shall deem it necessary for the Bank’s protection.
Section 9. Events of Default. The Bank may consider the Member in default hereunder upon the occurrence of any of the following events or conditions:
A. Failure of the Member to pay any interest, or repay any principal, or pay any other amount due in connection with any Advance; or
B. Breach or failure to perform by the Member of any covenant, promise, condition, obligation or liability contained or referred to herein, or any other agreement to which the Member and the Bank are parties; or
C. Proof being made that any representation, statement or warranty made or furnished in any manner to the Bank by or on behalf of the Member in connection with all or part of any Advance was false in any material respect when made or furnished; or
D. Any tax levy, attachment, garnishment, levy of execution or other process issued against the Member or the Collateral; or
E. Any suspension of paymet by the Member to any creditor or any events which result in acceleration of the maturity of any indebtedness of the Member to others under any indenture, agreement or other undertaking, or
F. Application for, or appointment of, a receiver of any part of the property of the Member, or in case of adjudication of insolvency, or assignment for benefit of creditors, or general transfer of assets by the Member, or if management of the Member is taken over by any supervisory authority, or in case of any other form of liquidation, merger, sale of a substantial portion of the Member’s assets outside of the ordinary course of the Member’s business or voluntary dissolution, or upon termination of the membership of the Member in the Federal Home Loan Bank of Des Moines, or in the case of Advances made under the provisions of 12 U.S.C. § 1431(g)(4) or any successor provisions, if at any time thereafter the creditor liabilities of the Member, excepting its liabilities to the Bank, are increased in any manner to an amount exceeding 5% of its net assets; or
G. Determination by the Bank that a material adverse change has occurred in the financial condition of the Member from that disclosed at the time of the making of any Advance, or from the condition of the Member as theretofore most recently disclosed to the Bank in any manner; or
H. If the Bank reasonably and in good faith deems itself insecure even though the Member is not otherwise in default.
Section 10. Bank Remedies in the Event of Default. Upon the occurrence of any default hereunder, the Bank may, at its option, declare the entire amount of any and all Advances or other indebtedness to be immediately due and payable. Without limitation of any of its rights and remedies hereunder or under other law, the Bank shall have all of the remedies of a secured

APSA-Blanket	4	April 2006

party under the Uniform Commercial Code of the State of Iowa. The Member agrees to pay all the costs and expenses of the Bank in the collection of the secured indebtedness and enforcement of the Bank’s rights hereunder including, without limitation, reasonable attorney’s fees. The Bank may sell the Collateral or any part thereof in such manner and for such price as the Bank deems appropriate without any liability for any loss due to. decrease in the market value of the Collateral during the period held. The Bank shall have the right to purchase all or part of the Collateral at public or private sale. If any notification of intended disposition of any of the Collateral is required by law, such notification shall be deemed reasonable and properly given if mailed, postage prepaid, at least five days before any such disposition to the address of the Member appearing on the records of the Bank. The proceeds of any sale shall be applied in the following order: first, to pay all costs and expenses of every kind for the enforcement of this Agreement or the care, collection, safekeeping, sale, foreclosure, delivery or otherwise respecting the Collateral (including expenses for legal services); then to interest and fees on all indebtedness of the Member to the Bank; then to the principal amount of any such indebtedness whether or not such indebtedness is due or accrued. The Bank, at its discretion or as assigned by law, may apply any surplus to indebtedness of Member to third parties claiming a secondary security interest in the Collateral. Any remaining surplus shall be paid to the Member.
Section 11. Appointment of Bank as Attorney-in-Fact. Member does hereby make, constitute and appoint Bank its true and lawful attorney-in-fact to deal with the Collateral in the event of default and, in its name and stead to release, collect, compromise, settle, and release or record any note, mortgage or deed of trust which is a part of such Collateral as fully as the Member could do if acting for itself. The powers herein granted are coupled with an interest, and are irrevocable, and full power of substitution is granted to the Bank in the premises.
Section 12. Audit and Verification of Collateral. In extension and not in limitation of all requirements of law respecting examination of the Member by or on behalf of the Bank, the Member agrees that all Collateral pledged hereunder shall always be subject to audit and verification by or on behalf of the Bank in its corporate capacity.
Section 13. Resolution to be Furnished by Member. The Member agrees to furnish to the Bank at the execution of this Agreement, and from time to time hereafter, a certified copy of a resolution of its Board of Directors or other governing body authorizing such of the Member’s officers, agents, and employees as the Member shall select, to apply for Advances from the Bank. In lieu of requiring an additional resolution upon execution of this Agreement, the Bank may rely on a previously furnished resolution of the Member’s Board of Directors or other governing body with respect to Advances made pursuant to this Agreement.
Section 14. Applicable Law. This Agreement and all Advances and other indebtedness obtained hereunder shall be governed by the statutory and common law of the United States and, to the extent federal law incorporates or defers to state law, the laws (exclusive of choice of law provisions) of the State of Iowa. Notwithstanding the foregoing, the Uniform Commercial Code as in effect in the State of Iowa shall apply to the parties’ rights and obligations with respect to the Collateral. If any portion of this Agreement conflicts with applicable law, such conflict shall not affect any other provision of this Agreement that can be given effect without the conflicting provision, and to this end the provisions of this Agreement are severable.

APSA-Blanket	5	April 2006

Section 15. Jurisdiction. In any action or proceeding brought by the Bank or the Member in order to enforce any right or remedy under this Agreement, Member hereby submits to the jurisdiction of the United States District Court for the Southern District of Iowa, or if such action or proceeding may not be brought in Federal Court, the jurisdiction of the Iowa District Court in Polk County. If any action or proceeding is brought by the Member seeking to obtain relief against the Bank arising out of this Agreement and such relief is not granted by a court of competent jurisdiction, the Member will pay all attorney’s fees and court costs incurred by the Bank in connection therewith.
Section 16. Effective Date; Agreement Constitutes Entire Agreement. This Agreement shall be effective on the later of May 1, 2006 or the date of execution of this Agreement by the parties hereto. Except as set forth in this paragraph, this Agreement, together with the Member Policies and Procedures and any applicable Confirmations, shall embody the entire agreement and understanding between the parties hereto relating to the subject matter hereof and thereof. This Agreement may not be amended except by written amendment executed by the Bank and the Member. Each such Confirmation and the Member Policies and Procedures shall be incorporated herein. Advances made by the Bank to the Member prior to the effective date of this Agreement shall be governed exclusively by the terms of the prior agreements pursuant to which such Advances were made, except that (i) any default hereunder shall constitute default hereunder, (ii) Collateral furnished as security hereunder shall also secure such prior Advances and (iii) the rights and obligations with respect to such Collateral shall be governed by the terms of this agreement.
Section 17. Section Headings. Section headings are not to be considered part of this Agreement. Section headings are solefy for convenience of reference, and shall not affect the meaning or interpretation of this Agreement or any of its provisions.
Section 18. Successors and Assigns. This Agreement shall be binding upon each of the parties, successors and permitted assigns. The Member may not assign any obligation hereunder without the prior written consent of the Bank. The Bank may assign any or all of its rights and obligations hereunder or with respect to any Advance or other indebtedness to any other party.
Section 19. No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise of any right, power, or privilege or the exercise of any other right, power or privilege.
Section 20. Remedies Cumulative. The rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

APSA-Blanket	6	April 2006

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be signed in its name by its duly authorized representatives as of the dates below.

Full Corporate Name of Customer

H&R BLOCK BANK

BY:	/s/ JON. L. APPLEBY

Title:	CFO

Date:	4/17/2006

FEDERAL HOME LOAN BANK OF DES MOINES

By:

Title:	Officer of the Federal Home Loan Bank of Des Moines

Date:	April 17, 2006

APSA-Blanket	7	April 2006

MEMBER REPRESENTATIONS AND WARRANTIES
In accordance with the Advances, Pledge and Security Agreement (as such document may be amended from time to time) between the undersigned Member and the Federal Home Loan Bank of Des Moines (Bank), the Member hereby certifies as follows:
(1) it understands and complies with the Bank’s Anti-Predatory Lending (APL) Policy and with all applicable local, state and federal APL laws and other similar credit-related consumer protection laws, regulations and orders designed to prevent or regulate abusive and deceptive lending practices and loan terms (collectively, APL laws);
(2) it will maintain qualifying collateral; and
(3) it will substitute eligible collateral for any residential mortgage loans and securities backed by residential mortgage loans pledged to the Bank as collateral (Residential Mortgage Collateral) that does not comply in all material respects with all applicable APL laws or the Bank’s APL Policy.
The Member agrees to indemnify, defend and hold the Bank harmless from and against all losses, damages, claims, actions, causes of action, liabilities, obligations, judgments, penalties, fines, forfeitures, costs and expenses, including, without limitation, legal fees and expenses, that result from the pledge of any Residential Mortgage Collateral that does not comply in all material respects with applicable APL laws or with the Bank’s APL Policy.
All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Advances, Pledge and Security Agreement.

MEMBER NAME/CITY/STATE: H&R BLOCK BANK, KANSAS CITY, NO

MEMBER NUMBER:

By:	/s/ JON L. APPLEBY

Print Name:	JON L. APPLEBY

Title:	CFO
Authorized Officer*

Dated:	1/19/2006

*	Signing Officer must be authorized to execute advances or pledge collateral on behalf of the Member.

Credit and Collateral Guidelines for
H&R Block Bank
Home Loan Bank member number 3225
The total amount of Federal Home Loan Bank of Des Moines credit, including advances, letters of credit, MPF credit enhancement exposures, and all other credit products your financial institution may have outstanding at any time will be determined by the following guidelines:
•	Total credit up to 35% of your total assets as reported in the most recent financial information submitted to your primary regulator

•	Convertible advances up to 17.5% of your total assets as reported in the most recent financial information that you submit to your primary regulator

•	Unlimited amounts of the following assets may be pledged as collateral for your Home Loan Bank borrowings; subject to normal eligibility requirements:
▪	conventional 1-4 family residential loans

▪	multifamily real estate loans

▪	non-agency mortgage backed securities

▪	government/agency securities, including mortgage backed securities

▪	government guaranteed loans (excludes SBA guaranteed loans)

▪	certificates of deposit issued by the Home Loan Bank
•	In addition, borrowings collateralized by the following assets will be allowed in an amount up to 200% of your equity capital:
▪	commercial real estate loans

▪	agricultural real estate loans

▪	second mortgage 1-4 family residential loans

▪	For Community Financial Institutions (FDIC insured institutions with average total assets less than $548 million for the past three years, ending December 31, 2003):
•	small business loans

•	small agri-business loans
These guidelines are based on your present financial and operating condition, and may be revised, at the Bank’s sole discretion, if the Bank determines there is a change in these conditions. Your ability to borrow is subject to continued creditworthiness, the pledging of sufficient eligible collateral to secure advances, and compliance with the terms and conditions of the Agreement for Advances, Collateral Pledge and Security Agreement.